EXHIBIT G


SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-        )

Filings Under the Public Utility Holding Company Act of 1935 ("Act") October __, 1995


          Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder.  All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
	Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by November 20, 1995, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant and/or declarant at the address specified below. Proof of service (by affidavit, or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
Cinergy Corp. et al. (File No. 70-    )
	The Cincinnati Gas & Electric Company (CG&E) is a utility company and wholly-owned subsidiary of Cinergy Corp. (Cinergy), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the Act). CG&E hereby proposes to enter into a transaction prior to June 30, 1996 involving a sale of equipment not to exceed $40 million, depending on the aggregate appraised value. The equipment shall include gas combustion turbines and related equipment such as, but not limited to, transformers, boilers and water pumps, of Unit Nos.
1 and 7 at CG&E's Woodsdale Generating Station (Woodsdale)
(collectively, Equipment).
	Woodsdale is gas combustion turbine electric generating station located in southwestern Ohio and is wholly owned by CG&E. Woodsdale
Unit Nos. 1 through 6 are in operation. Woodsdale Unit No. 7 is under construction and is expected to be in service in 1998 based on current estimates. Woodsdale Unit No. 1 has a net generating capability of 82 megawatts and Woodsdale Unit No. 7 is expected to have 109 megawatts of net generating capability when completed.
	The sale by CG&E will be limited to equipment that constitutes moveable property and will exclude certain property retained by CG&E, such as land, buildings, pollution control facilities, and other non-moveable property. The Equipment shall include equipment in service and equipment under construction at the time of sale.
	Depending on the appraised value, the Equipment is not expected to be sold for more than $40 million. All sale proceeds will be due and payable at the time of closing. CG&E anticipates the Equipment to be sold to a third party finance lessor who will concurrently enter into a leaseback of the Equipment.
	CG&E proposes to use the net proceeds from the sale of the Equipment either for (a) the redemption, in whole or in part, prior to maturity, of one or more series of CG&E's outstanding first mortgage bonds, pursuant to the provisions of CG&E's First Mortgage dated as of August 1, 1936, with The Bank of New York, as trustee, as supplemented and amended, (b) repayment of short-term debt incurred in connection with such redemption, or (c) other general corporate purposes.
	CG&E is currently considering the redemption, in whole or in part, of its First Mortgage Bonds, 10.20% Series due December 1, 2020, which are callable beginning December 1, 1995. The proposed redemption of high cost first mortgage bonds using the equipment sale proceeds is anticipated to result in greater cost savings than might otherwise be achieved were CG&E to issue and sell other securities to fund the redemption over a correspondingly long lease term.
          For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                              Jonathan G. Katz, Secretary